Exhibit 23.1

Kost Forer Gabbay & Kasierer 2 Pal-Yam Blvd. Brosh Bldg. Haifa 3309502, Israel	Tel: +972-4-8654000 Fax: +972-3-5633439 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Therapix Biosciences Ltd. (the "Company") dated August 22, 2019, and to the incorporation by reference therein of our reports dated May 15, 2019, with respect to the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2018, included in its Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Haifa, Israel	/s/ KOST FORER GABBAY & KASIERER
August 22, 2019	KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global